Exhibit 10.3

CPI CARD GROUP INC.

AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made effective as of _____ (the “Grant Date”) by and between CPI Card Group Inc., a Delaware corporation (the “Company”), and Lane Dubin (the “Participant”), pursuant to the CPI Card Group Inc. Amended and Restated Omnibus Incentive Plan (the “Plan”). Capitalized terms that are not defined herein shall have the meanings given to such terms in the Plan.

WHEREAS, the Company desires from time to time to grant Awards with respect to Shares to certain key Employees, Directors and Consultants of the Company and its Subsidiaries or Affiliates;

WHEREAS, the Company has adopted the Plan in order to effect such Awards; and

WHEREAS, the Participant is an Eligible Recipient as contemplated by the Plan, and the Committee has determined that it is in the interest of the Company to grant this Award to the Participant.

NOW, THEREFORE, in consideration of the premises and subject to the terms and conditions set forth herein and in the Plan, the parties hereto agree as follows:

1.         Grant and Vesting of Restricted Stock Units.

(a)        As of the Grant Date, the Participant will be credited with ___ Restricted Stock Units. Each Restricted Stock Unit is a notional amount that represents the right to receive one Share, subject to the terms and conditions of the Plan and this Agreement, if and when the Restricted Stock Unit vests.

(b)        The Restricted Stock Units shall vest in equal installments on the first and second anniversaries of the Grant Date, with 50% vesting on the first anniversary and 50% vesting on the second anniversary. Such vesting period is subject to the Participant’s continuous service with the Company or a Subsidiary or Affiliate thereof, as applicable, whether as an Employee, Director or Consultant (“Service”), from the Grant Date through such vesting date, except as may otherwise be provided in Sections 3 and 4 hereof.

2.         Rights as a Stockholder.

Except as otherwise required by law, the Participant shall not have any rights as a stockholder with respect to any Shares covered by the Restricted Stock Units granted hereunder unless and until a Restricted Stock Unit has vested and the Share underlying it has been distributed to the Participant and the Participant is recorded as the holder of such Share on the records of the Company; provided, however, that  if the Company declares a cash dividend on its Shares, then, on the payment date of the dividend, the Participant will be credited with dividend equivalents equal to the amount of the cash dividend per Share multiplied by the number of Restricted Stock Units credited to the Participant through the record date. The dollar amount credited to the

Participant under the preceding sentence will be credited to an account on the books of the Company (“Account”) established for the Participant for bookkeeping purposes only. The balance in the Account will be subject to the same terms regarding vesting and forfeiture as the Participant’s Restricted Stock Units awarded under this Agreement, and will be paid in cash in a single sum at the time that the Shares associated with the Participant’s Restricted Stock Units are delivered (or forfeited at the time that the Participant’s Restricted Stock Units are forfeited).

3.         Termination of Service.

(a)        Continuous Service Required. Except as may otherwise be provided in the Participant’s employment or other services agreement with the Company or any of its Affiliates and which is in effect on the Grant Date, the Participant shall forfeit the unvested Restricted Stock Units upon a termination of Service occurring for any reason prior to the vesting of the Restricted Stock Units as described in Section 1(b) (including for or without Cause or due to the Participant’s voluntary resignation) other than due to the Participant’s (i) termination due to death or Disability, (ii) Retirement, (iii) Severance Termination Event  or (iv) Qualifying Termination (as defined below). For purposes of this Agreement, the terms “Cause”, “Disability”, “Severance Termination Event” and “Severance Period” shall have the meanings set forth in that that certain Employment Agreement by and between the Participant and the Company, dated December 13, 2022 (the “Employment Agreement”).

(b)        Termination due to Death or Disability. Notwithstanding the foregoing, in the event that the Participant’s Service terminates by reason of the Participant’s death or termination by the Company due to Disability prior to the vesting of the Restricted Stock Units as described in Section 1(b), the unvested Restricted Stock Units shall vest in full as of the date of such termination of Service.

(c)        Termination due to Retirement.  In the event that the Participant’s Service terminates by reason of the Participant’s Retirement, then any unvested Restricted Stock Units the Participant holds as of the date of such Retirement shall vest in full as of the date of such Retirement.

(d)        Termination due to Severance Termination Event. Notwithstanding the foregoing, in the event that the Participant’s Service terminates on or after December 31, 2023 by reason of a Severance Termination Event as set forth in the Employment Agreement prior to the vesting of the Restricted Stock Units as described in Section 1(b), the unvested Restricted Stock Units shall remain outstanding and continue to vest pursuant to Section 1(b) through the two-year anniversary of the end of the Severance Period as defined in the Employment Agreement.

4.         Qualifying Terminations Following a Change in Control.

(a)        Qualifying Termination. Notwithstanding any language in the Plan or the Participant’s employment or other services agreement with the Company or any Affiliate to the contrary, the Restricted Stock Units will not vest solely upon a Change in Control unless the Restricted Stock Units are not assumed by the Company’s successor or converted to an equivalent value award upon substantially the same terms effective immediately following the Change in

Control in which case the unvested Restricted Stock Units shall vest in full upon such Change in Control, provided that if the Restricted Stock Units constitute nonqualified deferred compensation within the meaning of Section 409A of the Code and the settlement of the Restricted Stock Units would not be permitted under Section 409A of the Code without subjecting the Restricted Stock Units to additional taxes under Section 409A, then the Restricted Stock Units shall vest upon such Change in Control but shall be settled in accordance with Section 1(b) or, if earlier, the Participant’s termination of Service. In the event the Restricted Stock Units are effectively assumed in a Change in Control, if the Participant experiences a Qualifying Termination, the unvested Restricted Stock Units will immediately vest in full upon such Qualifying Termination. A “Qualifying Termination” occurs if, within six (6) months prior to or two (2) years following a Change in Control, the Participant’s Service is terminated (i) due to a Severance Termination Event or (ii) by the Participant for Good Reason.

(b)        Good Reason.  For purposes of this Agreement, “Good Reason” shall have the same meaning set forth in the Employment Agreement.

5.         Timing and Form of Payment.

Once a Restricted Stock Unit vests, the Participant will be entitled to receive a Share in its place. Subject to Section 16(e), delivery of the Share will be made as soon as administratively feasible following the vesting of the associated Restricted Stock Unit (but in any event no later than the March 15th immediately following the year in which the substantial risk of forfeiture with respect to the Restricted Stock Units lapses). Shares will be credited to an account established for the benefit of the Participant with the Company’s administrative agent. The Participant will have full legal and beneficial ownership of the Shares at the time such Shares are credited to such account.

6.         Tax Withholding.

As a condition precedent to the delivery to the Participant of any shares of Common Stock upon vesting of the Restricted Stock Units, the Participant shall, upon request by the Company, pay to the Company such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Restricted Stock Units. If the Participant shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Participant or withhold shares of Common Stock. The Participant may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (i) a cash payment to the Company; (ii) authorizing the Company to withhold from the shares of Common Stock otherwise to be delivered to the Participant pursuant to this Agreement, a number of whole shares of Common Stock having an aggregate Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with this Agreement, equal to the Required Tax Payments; or (iii) any combination of (i) and (ii). Shares to be delivered or withheld may be withheld up to the maximum statutory tax rates in the applicable jurisdictions. Any fraction of a share of Common Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Participant. No shares of Common Stock shall be issued or delivered until the Required Tax Payments have been satisfied in full.

7.         Non-Competition, Non-Solicitation and Non-Disparagement.

(a)        Restrictive Covenants. In exchange for good and valuable consideration, including the Restricted Stock Units granted herein, the sufficiency of which is acknowledged, the Participant agrees as follows (the “Restrictive Covenants”):

(i)         Duties of Confidentiality. In recognition of the Confidential Information as outlined below, the Participant agrees that until the earlier of the date that the Confidential Information becomes publicly available (other than through a breach by the Participant or by anyone else who has a legal obligation to maintain confidentiality) or five years from the date hereof, the Participant shall: (i) hold and safeguard all Confidential Information in trust for the Company and its successors and assigns; (ii) not appropriate or disclose or make available to anyone for use outside of the Company’s organization at any time, either during the Participant’s Service with the Company or subsequent to the Participant’s termination of Service with the Company for any reason, any Confidential Information, whether or not developed by the Participant, except as required in the performance of the Participant’s duties to the Company; (iii) keep in strictest confidence any Confidential Information; and (iv) not disclose or divulge, or allow to be disclosed or divulged by any person within the Participant’s control, to any person, firm, or corporation, or use directly or indirectly, for the Participant’s own benefit or the benefit of others, any Confidential Information.

(ii)       Non-Disclosure. At all times during the Participant’s Service and thereafter, the Participant shall not, without the Company’s prior written consent: (i) use or exploit for any purpose not related to the Participant’s duties as an employee of the Company, or (ii) disclose to any person or entity, other than an officer, director, or employee of the Company to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Participant of his or her duties for the Company, or

(A) which is under a duty of confidentiality to the Company to maintain the confidentiality of the Company’s information or

(B) to which the Company was instructed by a third party to disclose such third party’s Confidential information,

any Confidential Information belonging to the Company or its clients or business partners or marketing partners; provided, however, that Confidential Information shall not include any information known or readily available to the public (other than as a result of an unauthorized disclosure by the Participant).

(iii)      Trade Secrets; Whistleblower Protection.

(A)       18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(B)       Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the Participant (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation.  The Participant does not need the prior authorization of the Company to make any such reports or disclosures and the Participant shall not be required to notify the Company that such reports or disclosures have been made.

(iv)       Non-Competition and Non-Solicitation. During the period of the Participant’s Service and for two (2) years following the termination thereof (the “Restricted Period”), the Participant shall not commit any of the acts described in that certain Confidentiality, Trade Secret Protection, Unfair Competition, Non-Solicitation, and Invention Assignment Agreement, by and between the Participant and CPI Card Group-Colorado, Inc., effective as of April 8, 2019, without the Company’s prior written consent.

(v)        Participant’s Duties on Termination. In the event of termination of Service with the Company, regardless of the circumstances of the termination, the Participant agrees to deliver promptly to the Company all of its property and all Confidential Information, in whatsoever form, including, but not limited to equipment, software, data files, databases, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, or other written or graphics records relating to the Company which are or have been in his/her possession or under his/her control.

(vi)       Other Covenants. For the avoidance of doubt, the Restrictive Covenants are in addition to, and not in lieu of, any restrictive covenants to which the Participant may otherwise be subject, whether under the terms of his or her employment or services agreement or otherwise.

(vii)     Acknowledgement. The Participant acknowledges that these Restrictive Covenants are reasonably necessary to protect the Company’s and its clients’ and business partners’ legitimate business interests.  The Participant also acknowledges that by serving in the position of Executive Vice President and Chief Development and Digital Officer, he is in an executive/management level position and has been entrusted with access to trade secrets and confidential information that, if made available to non-Company employees, would cause the Company to suffer damages which will be difficult if not impossible to calculate because of the significant time, effort and expense the Company expended in developing such trade secrets and confidential information.  The Participant shall confirm, in writing, that he/she is complying with the terms of this provision in response to any inquiry by the Company. The Participant further acknowledges and agrees that the Participant’s award of the Restricted Stock Units pursuant to this Agreement shall satisfy the Company’s obligations with respect to 2023 pursuant to Section 2.3(c) of the Employment Agreement.

(b)        Reasonableness of Restrictions. The Participant agrees that the scope and duration of the Restrictive Covenants are reasonable and necessary to protect the legitimate business interests of the Company. The Participant also agrees that these Restrictive Covenants will not preclude the Participant from obtaining other gainful employment in his or her profession.

(c)        Remedies for Breach.

(i)         Forfeiture of Award. In the event of the Participant’s material breach of any of the Restrictive Covenants, the Restricted Stock Units (whether vested or unvested) shall immediately be forfeited.

(ii)       Recovery of Shares. In the event of the Participant’s material breach of any of the Restrictive Covenants, the Company shall be entitled to recover any Shares acquired upon the vesting of the Restricted Stock Units and, if the Participant has previously sold any Shares derived from the Restricted Stock Units, the Company shall also have the right to recover from the Participant the economic value thereof, determined as of the date of vesting.

(iii)      Other Relief. In the event of the Participant’s actual or threatened breach of this Agreement, the Participant agrees that the Company will be entitled to seek provisional and injunctive relief in addition to any other available remedies at law or equity.

8.         Nontransferability of Restricted Stock Units.

The Restricted Stock Units granted hereunder may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or, on such terms and conditions as the Committee shall establish, to a permitted transferee.

9.         Beneficiary Designation.

The Participant may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under the Plan and this Agreement is to be exercised in case of his or her death. Each designation will revoke all prior designations by the Participant, shall be in a form reasonably prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his or her lifetime.

10.       Transfer of Data.

The Participant consents to the Company or any Affiliate thereof processing data relating to the Participant for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data relating to the Participant. The Company may make such information available to any Affiliate thereof, those who provide products or services to the

Company or any Affiliate thereof (such as advisers and payroll administrators), regulatory authorities, potential purchasers of the Company or the business in which the Participant works, and as may be required by law.

11.       Securities Law Requirements.

(a)        The Restricted Stock Units are subject to the further requirement that, if at any time the Committee determines in its discretion that the listing or qualification of the Shares subject to the Restricted Stock Units under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the issuance of Shares under it, then Shares will not be issued under the Restricted Stock Units, unless the necessary listing, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

(b)        No person who acquires Shares pursuant to the Restricted Stock Units reflected in this Agreement may, during any period of time that person is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”)) sell the Shares, unless the offer and sale is made pursuant to (i) an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) an appropriate exemption from the registration requirements of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.  With respect to individuals subject to Section 16 of the Exchange Act, transactions under this Agreement are intended to comply with all applicable conditions of Rule 16b-3, or its successors under the Exchange Act. To the extent any provision of this Agreement or action by the Committee fails to so comply, the Committee may determine, to the extent permitted by law, that the provision or action will be null and void.

12.       No Guarantee of Continued Service.

Nothing in the Plan or in this Agreement shall interfere with or limit in any way the right of the Company or an Affiliate thereof to terminate the Participant’s Service at any time or confer upon the Participant any right to continued Service.

13.       No Rights as a Stockholder.

Except as provided in Section 2 above or as otherwise required by law, the Participant shall not have any rights as a stockholder with respect to any Shares covered by the Restricted Stock Units granted hereunder prior to the date on which he or she is recorded as the holder of those Shares on the records of the Company.

14.       Interpretation; Construction.

Any determination or interpretation by the Committee under or pursuant to this Agreement shall be final and conclusive on all persons affected hereby; provided that any dispute over the reason for the Participant’s termination of employment, or whether the Participant has violated any provision of Section 7 of this Agreement, shall be resolved as if such dispute had arisen under the Employment Agreement. Except as otherwise expressly provided in this Agreement or the

Plan, in the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan shall control.

15.       Amendments.

The Committee may, in its sole discretion, at any time and from time to time, alter or amend this Agreement and the terms and conditions of the unvested portion of the Restricted Stock Units (but not any portion of the Restricted Stock Units that has previously vested) in whole or in part, including without limitation, amending the criteria for vesting set forth in Section 1 hereof and substituting alternative vesting criteria; provided that such alteration, amendment, suspension or termination shall not materially impair the rights of the Participant under the Restricted Stock Units without the Participant’s consent. The Company shall give written notice to the Participant of any such alteration or amendment of this Agreement as promptly as practicable after the adoption thereof. This Agreement may also be amended by a writing signed by both the Company and the Participant.

16.       Miscellaneous.

(a)        Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (A) delivered personally, (B) mailed, certified or registered mail with postage prepaid, or (C) sent by next-day or overnight mail or delivery, as follows:

(i)         If to the Company:

CPI Card Group Inc.
10368 West Centennial Road
Littleton, CO 80127
Attention: Chief Human Resources Officer

(ii)       If to the Participant, to the Participant’s last known home address,

or to such other person or address as any party shall specify by notice in writing to the Company. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (x) if by personal delivery on the day after such delivery, (y) if by certified or registered mail, on the fifth business day after the mailing thereof, or (z) if by next-day or overnight mail or delivery, on the day delivered.

(b)        Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(c)        No Guarantee of Future Awards. This Agreement does not guarantee the Participant the right to or expectation of future Awards under the Plan or any future plan adopted by the Company.

(d)        Waiver. Subject to Section 409A of the Code, either party hereto may by written notice to the other (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive compliance with any of the conditions or covenants of the other contained in this Agreement and (iii) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

(e)        Code Section 409A Compliance. The Restricted Stock Units are intended to be exempt from or comply with the requirements of Code Section 409A and this Agreement shall be interpreted accordingly, and each payment hereunder shall be considered a separate payment. Notwithstanding any provision of this Agreement, to the extent that the Committee determines that any portion of the Restricted Stock Units granted under this Agreement is subject to Code Section 409A and fails to comply with the requirements of Code Section 409A, notwithstanding anything to the contrary contained in the Plan or in this Agreement, the Committee reserves the right to amend, restructure, terminate or replace such portion of the Restricted Stock Units in order to cause such portion of the Restricted Stock Units to either not be subject to Code Section 409A or to comply with the applicable provisions of such section.  To the extent this Agreement provides for the Award to become vested and be settled upon the Participant’s termination of employment, the applicable Shares shall be transferred to the Participant or his or her beneficiary upon the Participant’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Participant is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Award constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, such Shares shall be transferred to the Participant or his or her beneficiary upon the earlier to occur of (a) the six-month anniversary of such separation from service and (b) the date of the Participant’s death.

(f)        Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws. The Company and the Participant agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement shall be exclusively in the courts in the State of Colorado, County of Arapahoe or Denver, including the Federal Courts located therein (should Federal jurisdiction exist), and the Company and the Participant hereby submit and consent to said jurisdiction and venue.

(g)        Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(h)        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

(i)        Erroneously Awarded Compensation. Notwithstanding any provision in the Plan or in this Agreement to the contrary, this Award shall be subject to any compensation recovery and/or recoupment policy adopted and amended from time to time by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices.

(a)        Award Subject to the Plan.  By electronically accepting this Agreement in accordance with the administrative procedures established by the Company, the Participant acknowledges that the Plan has been made available to the Participant and the Participant has had the opportunity to review such Plan.

— Signature page follows —

Notwithstanding anything in this Agreement or in the Plan to the contrary, the Committee hereby reserves the right, in its sole discretion, to terminate and cancel this Award if the Participant fails to accept this Agreement on or prior to ________.

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date first above written.

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CPI CARD GROUP INC.
By:	Amintore Schenkel, Chief Financial Officer
Signature:
PARTICIPANT
Name:	Lane Dubin
Signature: